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                                                                       Exhibit 2

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                        AGREEMENT AND PLAN OF AFFILIATION

                     DATED AS OF THE 18TH DAY OF JULY, 1996

                                  BY AND AMONG

                          SUSQUEHANNA BANCSHARES, INC.,

                       SUSQUEHANNA BANCSHARES EAST, INC.,

                                  ATCORP, INC.

                                       AND

                              EQUITY NATIONAL BANK

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                                                         TABLE OF CONTENTS

ARTICLE I.  THE PLAN OF MERGER..................................................................................-1-

                  SECTION 1.1  The Merger and Bank Acquisition; Closing; Effective Time.........................-1-
                  SECTION 1.2  Effect on Outstanding Share......................................................-2-
                  SECTION 1.3  Surrender and Exchange of AI Certificates........................................-2-
                  SECTION 1.4  Dissenters' Rights...............................................................-3-
                  SECTION 1.5  Other Matters....................................................................-3-

ARTICLE II.  CONDUCT PENDING THE MERGER AND BANK ACQUISITION....................................................-4-

                  SECTION 2.1  Conduct of AI's and ENB's Businesses Prior to the Effective Time.................-4-
                  SECTION 2.2  Forbearance by AI or ENB.........................................................-4-
                  SECTION 2.3  Cooperation......................................................................-5-
                  SECTION 2.4  Conduct of SBI's Business Prior to the Effective Time............................-5-

ARTICLE III.  REPRESENTATIONS AND WARRANTIES....................................................................-5-

                  SECTION 3.1  Representations and Warranties of AI and ENB.....................................-5-
                  SECTION 3.2  Representations and Warranties of SBI and its Material Subsidiaries.............-16-

ARTICLE IV.  COVENANTS.........................................................................................-21-

                  SECTION 4.1  Acquisition Proposals...........................................................-21-
                  SECTION 4.2  Securities Registration and Disclosure..........................................-21-
                  SECTION 4.3  Employees.......................................................................-22-
                  SECTION 4.4  Access and Information..........................................................-23-
                  SECTION 4.5  Certain Filings, Consents and Arrangements......................................-24-
                  SECTION 4.6  Takeover Statutes...............................................................-24-
                  SECTION 4.7  Additional Agreements...........................................................-24-
                  SECTION 4.8  Publicity.......................................................................-25-
                  SECTION 4.9  Shareholders' Meeting...........................................................-25-
                  SECTION 4.10 Notification of Certain Matters.................................................-25-
                  SECTION 4.11 Insurance.......................................................................-25-
                  SECTION 4.12 Dividends.......................................................................-25-
                  SECTION 4.13 Indemnification.................................................................-25-

ARTICLE V.  CONDITIONS TO CONSUMMATION.........................................................................-26-

                  SECTION 5.1  Conditions to Closing...........................................................-26-
                  SECTION 5.2  Conditions to Obligations of SBI and SBI Merger Sub.............................-28-
                  SECTION 5.3  Conditions to the Obligations of AI and ENB.....................................-29-

ARTICLE VI.  TERMINATION.......................................................................................-29-

                  SECTION 6.1  Termination.....................................................................-29-
                  SECTION 6.2  Effect of Termination...........................................................-30-
                  SECTION 6.3  Expenses........................................................................-30-
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
ARTICLE VII.  OTHER MATTERS....................................................................................-31-

                  SECTION 7.1  Certain Definitions; Interpretation.............................................-31-
                  SECTION 7.2  Survival........................................................................-31-
                  SECTION 7.3  Parties in Interest.............................................................-31-
                  SECTION 7.4  Waiver and Amendment............................................................-32-
                  SECTION 7.5  Counterparts....................................................................-32-
                  SECTION 7.6  Governing Law...................................................................-32-
                  SECTION 7.7  Expenses........................................................................-32-
                  SECTION 7.8  Notices.........................................................................-32-
                  SECTION 7.9  Entire Agreement; Etc...........................................................-33-

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                  AGREEMENT AND PLAN OF AFFILIATION dated as of the 18th day of
July, 1996 (this "Plan" or this "Agreement"), by and among Susquehanna Bancshares, Inc., a Pennsylvania corporation ("SBI"), Susquehanna Bancshares East, Inc., a New Jersey corporation ("SBI Merger Sub"), ATCORP, Inc., a New Jersey corporation ("AI"), and Equity National Bank, a national banking association ("ENB").

                                    RECITALS:

                  WHEREAS, the boards of directors of SBI, SBI Merger Sub and AI have each determined that it is in the best interests of their respective shareholders for SBI to acquire AI and ENB by means of a merger of SBI Merger Sub with and into AI (the "Merger") as a result of which AI will become a direct wholly-owned subsidiary of SBI and ENB will become a second-tier subsidiary of SBI (the "Bank Acquisition"), all upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth the conditions to the Merger and the Bank Acquisition; and

                  WHEREAS, AI and SBI desire to merge in the manner provided for herein and to adopt this Agreement as a plan of reorganization and to consummate such plan in accordance with the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                  NOW, THEREFORE, in consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                          ARTICLE I. THE PLAN OF MERGER

                  SECTION 1.1 The Merger and Bank Acquisition; Closing; Effective Time.

                  (a) Subject to the terms and conditions of this Agreement and in accordance with the applicable laws of the State of New Jersey at the Effective Time (as defined in Section 1.1(c)), SBI Merger Sub shall be merged with and into AI and the separate corporate existence of SBI Merger Sub shall thereupon cease. AI shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of New Jersey and shall continue to be a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and the separate corporate existence of AI with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The name of the Surviving Corporation shall be "Susquehanna Bancshares East, Inc." The Merger shall have the effects specified in the New Jersey Business Corporation Act, as amended ("NJBCA").

                  (b) The closing of the Merger and the Bank Acquisition (the "Closing") shall take place contemporaneously at such place and time and on such date, following three (3) business days' notice to AI, as shall be agreed upon by all parties, which date shall not be later than the 22nd business day after
(i) the last approval required of any of the Regulatory Agencies (as defined at Section 5.1(b)) is granted and any related waiting periods expire, (ii) the lifting, discharge or dismissal of any stay of any such governmental approval or of any injunction against the Merger or the Bank Acquisition and (iii) all shareholder approvals required by the parties hereunder are received.

                  (c) Immediately following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Article VI hereof, SBI Merger Sub and AI will cause a certificate of merger ("Certificate of Merger") to be properly prepared and completed and filed with the Secretary of State of New Jersey. The Merger shall become effective at 12:01 a.m. on the day following the day on which the


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Certificate of Merger has been duly filed and accepted by the Secretary of State of New Jersey (the "Effective Time") . The "Effective Date" when used herein means the day on which the Effective Time for the Merger occurs.

                  (d) At the Effective Time, the certificate of incorporation and bylaws of SBI Merger Sub in effect immediately prior to the Effective Time shall continue as the charter and bylaws of the Surviving Corporation. At the Effective Time, the directors and officers of SBI Merger Sub immediately prior to the Effective Time shall be and become the directors and officers of the Surviving Corporation.

                  SECTION 1.2 Effect on Outstanding Shares.

                  (a) At the Effective Time, by virtue of the Merger, automatically and without any action on the part of the holder thereof, subject to the provisions of Section 1.3 hereof with respect to the payment of fractional shares in cash and Section 1.4 hereof with respect to dissenters' rights, if any, each share of common stock, par value $5.00 per share, of AI (the "AI Common Stock") issued and outstanding at the Effective Time (other than
(i) shares the holders of which (each a "Dissenting Stockholder") are exercising appraisal rights pursuant to the NJBCA (the "Dissenters' Shares"), if any, and
(ii) shares held directly or indirectly by SBI, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall become and be converted into the right to receive shares of Common Stock par value $2.00 per share, of SBI ("SBI Common Stock") determined in conformity with the Exchange Ratio set forth at Schedule 1.2 hereof (such SBI Common Stock, determined on the basis of the Exchange Ratio, as to each AI shareholder and, collectively, to all AI shareholders is the "Merger Consideration"). As of the Effective Time, each share of AI Common Stock held directly or indirectly by SBI, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be cancelled and retired and cease to exist, and no exchange or payment shall be made with respect thereto.

                  (b) The shares of common stock of SBI Merger Sub issued and outstanding immediately prior to the Effective Time, by virtue of and after the Merger, shall be converted into and thereafter constitute the issued and outstanding shares of the capital stock of the Surviving Corporation.

                  (c) If prior to the Effective Time, the outstanding shares of SBI Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through a reclassification, stock dividend, stock split or reverse stock split, or other similar change, appropriate adjustment shall be made to the Exchange Ratio.

                  SECTION 1.3 Surrender and Exchange of AI Certificates.

                  (a) Within five (5) business days after the Effective Time, SBI shall cause to be sent to each person who immediately prior to the Effective Time was a holder of record of AI Common Stock transmittal materials and instructions for surrendering certificates for AI Common Stock ("Old Certificates") in exchange for a certificate for the number of whole shares of SBI Common Stock to which such person is entitled under Section 1.2 hereof.

                  (b) No certificates for fractional shares of SBI Common Stock shall be issued in connection with the Merger. In lieu thereof, SBI shall issue to any holder of AI Common Stock certificates otherwise entitled to a fractional share, upon surrender of such certificates in accordance with the instructions furnished by SBI, a check for an amount of cash equal to the fraction of a share of SBI Common Stock represented by the certificates so surrendered multiplied by the Average Price Per Share of SBI Common Stock Before Closing as determined in conformity with Schedule 1.2.

                  (c) If the record date of any dividend on SBI Common Stock occurs after the Effective Time, the declaration shall include dividends on all whole shares of SBI Common Stock into which shares of AI Common Stock have been converted under this Agreement, but no former holder of AI Common Stock shall be

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entitled to receive payment of any such dividend until surrender of the shareholder's Old Certificates shall have been effected in accordance with the instructions furnished by SBI. Upon surrender for exchange of a shareholder's Old Certificates, such shareholder shall be entitled to receive from SBI an amount equal to all such dividends, without interest thereon and less the amount of taxes, if any, which may have been imposed or paid thereon, declared, and for which the payment date has occurred, on the whole shares of SBI Common Stock into which the shares represented by such Old Certificates have been converted.

                  (d) After the Effective Time, there shall be no transfer on the stock transfer books of AI or SBI of shares of AI Common Stock. If Old Certificates are presented for transfer after the Effective Time, they shall be cancelled and certificates representing whole shares of SBI Common Stock (and a check in lieu of any fractional share) shall be issued in exchange therefor as provided herein.

                  (e) In the event that any Old Certificates have not been surrendered for exchange in accordance with this Section on or before the second anniversary of the Effective Time, SBI may at any time thereafter, with or without notice to the holders of record of such Old Certificates, sell for the accounts of any or all of such holders any or all of the shares of SBI Common Stock which such holders are entitled to receive under Section 1.2 hereof (the "Unclaimed Shares"). Any such sale may be made by public or private sale or sale at any broker's board or on any securities exchange in such manner and at such times as SBI shall determine. If, in the opinion of counsel for SBI, it is necessary or desirable, any Unclaimed Shares may be registered for sale under the Securities Act of 1933, as amended (the "Securities Act") and applicable state laws. SBI shall not be obligated to make any sale of Unclaimed Shares if it shall determine not to do so, even if notice of sale of the Unclaimed Shares has been given. The net proceeds of any such sale of Unclaimed Shares shall be held for holders of the unsurrendered Old Certificates whose Unclaimed Shares have been sold, to be paid to them upon surrender of the Old Certificates. From and after any such sale, the sole right of the holders of the unsurrendered Old Certificates whose Unclaimed Shares have been sold shall be the right to collect the net sale proceeds held by SBI for their respective accounts, and such holders shall not be entitled to receive any interest on such net sale proceeds held by SBI.

                  (f) If outstanding certificates for shares of AI Common Stock are not surrendered prior to the date on which such certificates would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of SBI (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither SBI nor its agents or any other person shall be liable to any former holder of AI Common Stock for any property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (g) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by SBI, the posting by such person of a bond in such amount as SBI may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, SBI will issue in exchange for such lost, stolen or destroyed Old Certificate, the shares of SBI Common Stock into which the AI Common Stock represented by such Old Certificate have been converted pursuant to this Agreement.

                  SECTION 1.4 Dissenters' Rights. In accordance with the provisions of Section 14A:11-1 of the NJBCA, the AI Shareholders are not entitled to Dissenters' Rights.

                  SECTION 1.5 Other Matters. Notwithstanding any term of this Agreement to the contrary, SBI may, in its discretion at any time prior to the Effective Time, designate a direct or indirect wholly-owned subsidiary to substitute for SBI Merger Sub as a constituent corporation in the Merger by written notice to AI so long as the exercise of this right does not materially adversely affect the interests of the AI shareholders in a manner which has not been disclosed to them in the Proxy Statement/Prospectus (as hereinafter defined) or cause a material delay in consummation of the transactions described herein. SBI shall also have the right to

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cause SBI Merger Sub or such substitute, to be the surviving corporation of the
Merger, so long as the exercise of such right does not have a material adverse effect on the interests of the holders of the capital stock of AI in a manner which has not been disclosed to them in the Proxy Statement/Prospectus or cause a material delay in, or otherwise adversely affect, consummation of the transactions described herein; if such right is exercised, and such substitute corporation is organized under the laws of another state, this Agreement shall be deemed to be modified to accord such change, including, without limitation, that the laws of such other state, together with the laws of New Jersey, will govern the Merger if such substitute corporation shall be the survivor. Nothing in this Agreement shall be deemed to restrict the ability of SBI or any of its subsidiaries to merge with or with and into another entity so long as no such other transaction shall materially adversely affect the parties' ability to consummate the Bank Acquisition or cause a material delay in, or otherwise adversely affect, consummation of the transactions described herein.

           ARTICLE II. CONDUCT PENDING THE MERGER AND BANK ACQUISITION

                  SECTION 2.1 Conduct of AI's and ENB's Businesses Prior to the Effective Time.

                  Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, AI and ENB shall (and the word "it" in this Article II refers to each of AI, ENB, and each subsidiary of either, as the case may be) (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) maintain and preserve intact in all material respects its business organization, assets, leases, properties, investment securities, employees and advantageous business relationships and use its reasonable efforts to retain the services of its officers and key employees, (iii) not knowingly take any action which would materially adversely affect or delay its ability to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions described herein or to perform its covenants and agreements on a timely basis under this Agreement, and (iv) not knowingly take any action that is reasonably likely to have a Material Adverse Effect (as defined in Section
7.1 hereof) on AI or ENB.

                  SECTION 2.2 Forbearance by AI or ENB. During the period from the date of this Agreement to the Effective Time, neither AI nor ENB shall, without the prior written consent of SBI, which consent shall not be unreasonably withheld:

                  (a) other than in the ordinary course of business consistent with past practice, make any advance or loan or incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any individual, corporation or other person.

                  (b) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend , or make any distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant, sell or issue to any individual, corporation or other person any shares of its capital stock or any right to acquire, or securities evidencing a right to convert into or acquire any shares of its capital stock, or issue any additional shares of capital stock;

                  (c) other than in the ordinary course of business consistent with past practice and pursuant to policies, if any, currently in effect, sell, transfer, mortgage, encumber or otherwise dispose of any of its properties, leasehold interests or assets to any individual, corporation or other entity, or cancel, release or assign any indebtedness of any such person or any contracts or agreements as in force at the date of this Agreement;

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                  (d) except as set forth in Annex 2.2(d), increase in any
manner the compensation or fringe benefits of any of its employees or directors or pay any pension or retirement allowance not required by law or by any existing plan or agreement to any such employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or director, other than general increases in compensation in the ordinary course of business consistent with past practice not in excess of 4%, on an aggregated basis, in any 12-month period, and payment of bonuses in the ordinary course, or voluntarily accelerate the vesting of any stock options or other compensation or benefit; provided, however, the parties confirm and understand that on July 16, 1996, the Board of Directors of AI resolved to set aside a total of $420,000 to be paid to a certain officers of AI and ENB as bonuses. The recipients of bonuses, the allocation of this amount among such recipients and the timing of payments of such bonuses will be determined in the next few weeks, based upon, among other things, the recommendations of senior management of AI, by the directors of AI in consultation with representatives of SBI.

                  (e) amend the ENB charter or the Second Restated Certificate of Incorporation of AI (the "AI Certificate"), as the case may be, or the bylaws of either, except as expressly contemplated by this Agreement or required by law or regulation, in each case as concurred in by its counsel;

                  (f) except as set forth in Annex 2.2(f) hereto, change its method of accounting as in effect at December 31, 1995, except as required by changes in generally accepted accounting principles or required by law or regulation, in each case, as concurred in by its independent auditors; or

                  (g) permit or allow its direct or indirect ownership of the capital stock of any subsidiary described in Annex 3.1(c) hereto to be less than 100% of their respective total capital stock.

                  SECTION 2.3 Cooperation. AI and ENB each shall cooperate with SBI and SBI Merger Sub and SBI and SBI Merger Sub each shall cooperate with AI and ENB in completing the transactions described herein and each shall not take, cause to be taken or agree or make any commitment to take any action: (i) that would cause any of the representations or warranties of it that are set forth in
Article III hereof not to be true and correct in all material respects, or (ii) in the case of AI or ENB, that is inconsistent with or prohibited by Section 2.1 or Section 2.2.

                  SECTION 2.4 Conduct of SBI's Business Prior to the Effective Time. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, SBI shall not knowingly take any action and shall not knowingly cause its Material Subsidiaries (as hereinafter defined) to take any action which would materially adversely affect or delay its ability to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions described herein or that is reasonably likely to have a Material Adverse Effect on SBI, on a consolidated basis.

                   ARTICLE III. REPRESENTATIONS AND WARRANTIES

                  SECTION 3.1 Representations and Warranties of AI and ENB. AI and ENB represent and warrant to SBI and SBI Merger Sub (and the word "it" in this Article III refers to each of AI, ENB, and each subsidiary of either, as the case may be), that, except as specifically disclosed in the Annex of disclosure schedules included herewith, to the best of its knowledge:

                  (a) Corporate Organization and Qualification. AI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by AI requires such qualification, except for such failure to qualify or be in such good standing

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which, when taken together with all other such failures, would not have a
Material Adverse Effect on AI and its subsidiaries, taken as a whole. AI is a bank holding company duly registered with the Board (as hereinafter defined). ENB is a national banking association duly organized and in good standing under the laws of the United States of America. AI and ENB each has the requisite corporate and other power and authority (including all federal, state, local and foreign governmental authorizations) to carry on their respective businesses as they are now being conducted and to own their respective properties and assets. AI has made available to SBI and SBI Merger Sub a complete and correct copy of the AI Certificate and charter of ENB, and the bylaws of each, and such charter or certificate, as applicable, and such bylaws are in full force and effect as of the date hereof.

                  (b) Authorized Capital. The authorized capital stock of AI consists of 2,000,000 shares of AI Common Stock of which approximately 771,750 shares of AI Common Stock were issued and outstanding as of the date of this Agreement and 1,000,000 shares of serial preferred stock of which no shares were issued and outstanding as of the date of this Agreement and an additional 8,516 shares of AI Common Stock were issued and held as treasury stock as of the date of this Agreement. The authorized capital stock of ENB consists of 1,000,000 shares of common stock, $5.00 par value per share, of which 875,000 shares of common stock were issued and outstanding as of the date of this Agreement; all of these shares are held by AI. All of the outstanding shares of capital stock of AI and ENB have been duly authorized and are validly issued, fully paid and nonassessable (except in the case of ENB, as provided at 12 U.S.C.A. ss. 55). Neither AI nor ENB has any shares of capital stock reserved for issuance except pursuant to the AI Stock Option Plans. Neither AI nor ENB has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with shareholders on any matter. The shares of ENB Common Stock owned by AI are owned free and clear of all liens, pledges, security interests, claims or other encumbrances. The outstanding shares of capital stock of AI and ENB have not been issued in violation of any preemptive rights. Except as set forth in Annex 3.1(b) or in Annex 3.1(m), there are no outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of AI or ENB. After the Effective Time neither SBI nor SBI Merger Sub will have any obligation to issue, transfer or sell any shares of capital stock pursuant to any Employee Plan (as defined in Section 3.1(m)).

                  (c) Subsidiaries. The only subsidiaries of AI are as listed and described at Annex 3.1(c). The only subsidiaries of ENB are listed and described at Annex 3.1(c).

                  Each such subsidiary is duly organized and existing as a corporation, is in good standing under the laws of the jurisdiction in which it was organized, and has adequate corporate power to carry on its business as now conducted. All of the outstanding capital stock of all such subsidiaries has been validly issued, is fully paid and nonassessable and is owned by AI or ENB, free and clear of all liens, security interests and encumbrances. All such subsidiaries, other than ENB, are organized under Delaware or New Jersey law and make no use of fictitious names in the conduct of their respective businesses.

                  (d) Corporate Authority. Subject only to approval of this Agreement by the holders of the number of votes required by the AI Certificate or bylaws of AI cast by all holders of AI Common Stock (without any minority, class or series voting requirement), and, subject to the regulatory approvals specified in Section 5.1(b) hereof, AI and ENB each has the requisite corporate power and authority, and legal right, and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions applicable to either AI or ENB described herein. This Agreement has been duly and validly executed and delivered by AI and ENB and constitutes the valid and binding obligations of AI and ENB enforceable against each, in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency and other similar laws affecting creditors' rights or the application by a court of equitable principles.

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                  (e) No Violations. The execution, delivery and performance of this Agreement by it does not, and the consummation of the transactions described herein by it will not, constitute (i) subject to receipt of the required regulatory approvals specified in Section 5.1(b), a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, to which it (or any of its respective properties) is subject, which breach, violation or default would have a Material Adverse Effect on it, or enable any person to enjoin the Merger or the Bank Acquisition, (ii) a breach or violation of, or a default under, the AI Certificate or the charter of ENB or bylaws of either of them, (iii) a breach of any duty owed by AI to ENB, or any person holding an interest in ENB, or (iv) except as disclosed in Annex 3.1(e), a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of it under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which it is a party, or to which any of their respective properties or assets may be bound or affected, except for any of the foregoing that, individually or in the aggregate, would not have a Material Adverse Effect on it or enable any person to enjoin the Merger or the Bank Acquisition; and the consummation of the transactions described herein will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (i) the required approvals, consents and waivers of governmental authorities referred to in Section 5.1(b) and (ii) the approval of its shareholders referred to in Section 3.1(d), (iii) any such approval, consent or waiver that already has been obtained and (iv) any other approvals, consents or waivers, the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect on it or enable any person to enjoin the Merger or the Bank Acquisition.

                  (f) Reports.

                      i. AI's consolidated statement of financial condition as of March 31, 1996 previously provided to SBI and each statement of financial condition provided after the date hereof to SBI (including in each case any related notes and schedules) as required by Section 4.4 hereof fairly presents or will fairly present the financial position of it as of its date and each of the consolidated statements of income and shareholders' equity and of cash flows provided therewith (including in each case any related notes and schedules), fairly presents or will fairly present the results of operations, shareholders' equity and cash flows, as the case may be, of it for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

                      ii. Except as set forth in Annex 3.1(f), it has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 1993 with (A) the Office of the Comptroller of the Currency (the "OCC"), (B) the Federal Deposit Insurance Corporation (the "FDIC"), (C) the Board of Governors of the Federal Reserve System (the "Board"),
(D) the Securities and Exchange Commission (the "SEC"), and (E) any state banking commission or other regulatory authority (collectively, the Regulatory Agencies listed (A) through (E) are the "AI Regulatory Agencies"), and all other material reports and statements required to be filed by it since January 1, 1993, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States or any AI Regulatory Agency and has paid all fees and assessments due and payable in connection therewith, and no such report, registration or statement contains any material misstatement or omission or is otherwise in material noncompliance with any law, regulation or requirement.

                  (g) Absence of Certain Changes or Events. Since January 1, 1996, to the date hereof, it has not incurred any material liability, except in the ordinary course of its business consistent with past practice, nor has there been any change in the financial condition, properties, assets, business, results of operations or prospects of it which, individually or in the aggregate, has had, or might reasonably be expected to result in, a Material Adverse Effect on it.

                  (h) Taxes. Its federal income tax returns have been examined and closed or otherwise closed by operation of law through December 31, 1991. All federal, state, local and foreign tax returns required to be filed by it or on its behalf have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and, to the knowledge of management, all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, and all taxes required to be shown on returns for which extensions have been granted, have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles) other than those taxes which are being contested in appropriate forums in proceedings which are being diligently pursued. Adequate provision has been made on its balance sheet (in accordance with generally accepted accounting principles consistently applied) for all federal, state, local and foreign tax liabilities for periods subsequent to those for which returns have been filed. There is no audit examination, deficiency, or refund litigation pending or, to the knowledge of AI or ENB, threatened, with respect to any taxes that could result in a determination that would have a Material Adverse Effect on it. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect, other than an extension until September 15, 1996 of the due date of its tax returns for 1995.

                  (i) Litigation and Liabilities. Except as set forth in Annex 3.1(i), there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings before any court, governmental agency or otherwise pending or, to the knowledge of management, threatened against it or involving any Employee Plan as defined at subsection (m) hereof or
(ii) obligations or liabilities, whether or not accrued, contingent or otherwise, including, without limitation, those relating to environmental and occupational safety and health matters, or any other facts or circumstances of which its management is aware that could reasonably be expected to result in any claims against or obligations or liabilities of it, that, alone or in the aggregate, are reasonably likely to have a Material Adverse Effect on it or to hinder or delay, in any material respect, consummation of the transactions described in this Agreement.

                  (j) Absence of Regulatory Actions. It is not a party to any currently effective cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or a recipient of any extraordinary supervisory letter from, nor since January 1, 1995, except as set forth in minutes of meetings of the Board of Directors of ENB in 1995, has it adopted any board resolutions at the request of, federal or state governmental authorities, including, without limitation, the AI Regulatory Agencies, charged with the supervision or regulation of national banking associations or bank holding companies or engaged in the insurance of bank deposits nor has it been advised by any AI Regulatory Agency that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolution or similar undertaking.

                      (k) Agreements.

                      i. Except as set forth in Annex 3.1(k) attached hereto, as of the date of this Agreement it is not a party to, or bound by, any oral or written:

                         (A) "material contract" as such term is defined in Item
601(b)(10) of Regulation S-K promulgated by the Securities and Exchange Commission;

                         (B) consulting agreement not terminable on thirty (30)
days' or less notice involving the payment of more than $10,000 per annum, in the case of any such agreement;

                         (C) agreement with any officer or other key employee
the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of the transactions described in this Agreement;

                         (D) agreement with respect to any officer providing any
term of employment or compensation guarantee extending for a period longer than one year or for a payment in excess of $75,000;

                         (E) agreement or plan, including any stock option plan,
stock appreciation rights plan, employee stock ownership plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions described in this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions described in this Agreement;

                         (F) agreement containing covenants that limit its
ability to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, it may carry on its business (other than as may be required by law or any regulatory agency);

                         (G) agreement, contract or understanding, other than
this Agreement, regarding the capital stock of AI and/or ENB or committing to dispose of some or all of the capital stock or substantially all of the assets of AI and/or ENB; or

                         (H) collective bargaining agreement, contract, or other
agreement or understanding with a labor union or labor organization.

                      ii. It is not in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject, other than such defaults or violations as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on it.

                  (l) Labor Matters. Except as disclosed in Annex 3.1(l), it is not the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving it pending or threatened.

                  (m) Employee Benefit Plans. Annex 3.1(m) contains a complete list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other employee benefits, incentive and welfare policies, contracts, plans and arrangements, and all trust agreements related thereto, which it sponsors or maintains or to which it is required to contribute with respect to any of its present or former directors, officers, or other employees (hereinafter referred to collectively as the "Employee Plans").

                      i. All of the Employee Plans comply in all material respects with all applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and other applicable laws; no fiduciary of any Employee Plan which is subject to ERISA has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan which is likely to result in any material penalties, taxes or other events under Section 502(i) of ERISA or
Section 4975 of the Code which would have a Material Adverse Effect on it;

                      ii. it does not maintain or contribute to any Employee Plan which is a "defined benefit" plan subject to Title IV of ERISA, or is a pension plan subject to the funding requirements of Section 412 of the Code or
Section 302 of ERISA;

                      iii. neither it nor any entity which is considered one employer with AI or ENB under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate") has contributed to any "multi-employer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980;

                      iv. each Employee Plan of it which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a "Qualified Plan") has received a favorable determination letter from the Internal Revenue Service ("IRS") covering the requirements of the Tax Equity and Fiscal Responsibility Act of 1982, the Retirement Equity Act of 1984 and the Deficit Reduction Act of 1984 and the Tax Reform Act of 1986; and such Employee Plan has been amended to reflect the requirement of subsequent legislation applicable to such plans and it is not aware of any circumstances likely to result in revocation of any such favorable determination letter; and each Qualified Plan has complied at all relevant times in all material respects with all applicable requirements of
Section 401(a) of the Code;

                      v. each Qualified Plan which is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the Code) has at all relevant times satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the Code and the regulations thereunder;

                      vi. neither it nor any ERISA Affiliate has committed any act or omission or engaged in any transaction that have caused it to incur, or created a material risk that it may incur, liability for any excise tax under Sections 4971 through 4980B of the Code, other than excise taxes which heretofore have been paid and fully reflected in its financial statements;

                      vii. there is no pending or threatened litigation, administrative action or proceeding relating to any Employee Plan other than routine claims for benefits;

                      viii. except as disclosed in Annex 3.1(m), there has been no announcement or legally binding commitment by it to create an additional Employee Plan, or to amend an Employee Plan except for amendments required by applicable law which do not materially increase the cost of such Employee Plan;

                      ix. except as disclosed in Annex 3.1(m), the execution and delivery of this Agreement and the consummation of the transactions described herein will not result in any payment or series of payments by AI or ENB to any person which is an "excess parachute payment" (as defined in Section 280G of the Code) under any Employee Plan, increase any benefits payable under any Employee Plan, or accelerate the time of payment or vesting of any such benefit;

                      x. except as disclosed in Annex 3.1(m)(x), all annual reports have been timely filed with respect to each Employee Plan, and it has made available to SBI a true and correct copy of (A) reports on the applicable form of the Form 5500 series filed with the IRS for plan years beginning after 1987, (B) such Employee Plan, including amendments thereto, (C) each trust agreement and insurance contract relating to such Employee Plan, including amendments thereto, (D) the most recent summary plan description for such Employee Plan, including amendments thereto, if the Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such Employee Plan is a Pension Plan and (F) the most recent determination letter issued by the IRS if such Employee Plan is a Qualified Plan;

                      xi. except as disclosed in Annex 3.1(m)(xi) hereof, there are no retiree health benefit plans except as required to be maintained by COBRA.

                  (n) Title to Assets. It has good and marketable title to its properties and assets (other than property as to which it is lessee), except for
(i) such items shown in the AI consolidated financial statements or notes thereto, (ii) liens on real property for current real estate taxes not yet delinquent or (iii) such defects in title which would not, individually or in the aggregate, have a Material Adverse Effect on it. With respect to any property leased by it, there are no defaults by it, or any of the other parties thereto, or any events which, with the giving of notice or lapse of time or both, would become defaults by it or any of the other parties thereto, under any of such leases, except for such defaults or events which would not, individually or in the aggregate, have a Material Adverse Effect on it; and all such leases are in full force and effect and are enforceable against it, as the case may be, and there is no circumstance existing as of the date of this Agreement which causes or would cause such leases to be unenforceable against any of the other parties thereto except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally as well as principles of equity to the extent enforcement by a court of equity is required.

                  (o) Compliance with Laws. It has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which could, individually or in the aggregate, have a Material Adverse Effect on it; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no written notice of suspension or cancellation of any of them has been received by it.

                  (p) Fees. Except as set forth in Annex 3.1(p) attached hereto, neither it nor any of its respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for it in connection with the Agreement or the transactions described herein.

                  (q) Environmental Matters. Except as set forth in Annex
3.1(q):

                      i. (A) It, its Participation Facilities and its Loan Properties (each as defined below) are, and have been, in material compliance with all Environmental Laws (as defined below), except where non-compliance would, either individually or in the aggregate, not have a Material Adverse Effect on AI or any of its subsidiaries taken as a whole. Set forth in Annex 3.1(q)(A) is a list of Participation Facilities and other real estate owned ("OREO") owned by it and the locations of such Participation Facilities and OREO;

                         (B) It, its Participation Facilities and its Loan
Properties hold all permits, licenses, registrations and other authorizations (the "Environmental Permits") necessary under the Environmental Laws, and all such Environmental Permits are currently in effect. The Environmental Permits are listed in Annex 3.1(q)(B), and any that will expire or terminate as a result of the transactions described in this Agreement are so designated. It, its Participation Facilities and its Loan Properties are in material compliance with all the terms and conditions of such Environmental Permits and have not materially violated any of them. Neither it, its Participation Facilities nor its Loan Properties have received any notice of any proposal to amend, revoke, reissue or replace any Environmental Permit, nor have any events occurred (other than a change in applicable law) that could form a reasonable basis for any such action. It, its Participation Facilities, and its Loan Properties have filed timely and complete applications for renewal of any such Environmental Permits that are required prior to the Closing.

                         (C) There is no suit, claim, action, demand, penalty,
executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum against it or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at or on a site owned, leased or operated by it or any Participation Facility, except as to such matters which, either individually or in the aggregate, do not, and will not, individually or in the aggregate, have a Material Adverse Effect on AI and its subsidiaries;

                         (D) There is no suit, claim, action, demand, executive
or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against it in respect of any Loan Property (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at or on a site owned, leased or operated by any Loan Property, except as to such matters which, either individually or in the aggregate, would not have a Material Adverse Effect on AI and its subsidiaries taken as a whole;

                         (E) There is no reasonable basis for any suit, claim,
action, demand, executive or administrative order, directive or proceeding of a type described in Section 3.1(q)(i)(C) or (D);

                         (F) The properties currently or formerly owned or
operated (including, without limitation, in a fiduciary capacity) by it (including, without limitation, soil, groundwater or surface water on or under the properties, and buildings thereon) do not contain any Hazardous Material other than as permitted under applicable Environmental Laws (provided, however, that with respect to properties formerly owned or operated by it, such representation is limited to the period it owned or operated such properties);

                         (G) It has not received any notice, demand letter,
executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

                         (H) There are no underground storage tanks on, in or
under, and during the period of its ownership and operation no underground storage tanks have been closed or removed from, any properties or Participation Facility which are or have been in its ownership;

                         (I) During the period of (l) its ownership or operation
(including without limitation in a fiduciary capacity) of any of its respective current properties, (m) its participation in the management of any Participation Facility, or (n) its holding of a security interest in a Loan Property, there has been no release of Hazardous Material or oil in, on, under or affecting such properties, except as permitted under applicable Environmental Laws or except in quantities too small to be required to be reported to responsible government oversight agencies. Prior to the period of (x) its ownership or operation of any of its respective current properties, (y) its participation in the management of any Participation Facility, or (z) its holding of a security interest in a Loan Property, there was no release of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except as permitted under applicable Environmental Laws or except in quantities too small to be required to be reported to responsible government oversight agencies; and

                         (J) There has not been and is not any Environmental
Condition (as hereinafter defined) at or relating to any property at which wastes have been deposited or disposed by or at the behest or direction of it, its Participation Facilities or its Loan Properties, nor has it, its Participation Facilities or its Loan Properties received written notice of any such Environmental Condition. For purposes of this Agreement the term "Environmental Condition" means any condition or circumstance that (i) requires abatement or remediation under any Environmental Law currently in effect, (ii) gives rise to any civil or criminal liability under any Environmental Law currently in effect, or (iii) constitutes a public or private nuisance based on the presence of Hazardous Materials, under laws applicable on the Closing Date.

                         (K) There are no environmental liens on any properties
owned or leased by it or on its Loan Properties ("Properties") and no government actions which could subject the Properties to such liens have been taken, are pending, or threatened.

                         (L) No notice or restriction relating to the presence
of Hazardous Materials is required to be placed in the deed to any property subject to this Agreement and no property subject to this Agreement has such a notice or restriction in its deed.

                         (M) The only Loan Properties or Participation
Facilities in which it participates in management are those described in Annex 3.1(q)(i)(A) hereto.

                      ii. The following definitions apply for purposes of this
Section 3.1(q): (a) "Loan Property" means any property in which it holds a security interest (except that with respect to loans which are secured by residential property, all representation in this Section 3.1(q) are given to the best knowledge, without inquiry), and where required by the context, includes the owner or operator of such property, but only with respect to such property;
(b) "Participation Facility" means any facility in which it participates in the management (including all property on which it conducts operations of its business, or which is held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (c) "Environmental Law" means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, directive, executive or administrative order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (A) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect; "Environmental Law" includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the federal Solid Waste Disposal Act and the federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, the Federal Hazardous Materials Transportation Act, or any so-called "Superfund" or "Superlien" law enacted by any state having jurisdiction over any Loan Property or Participation Facility, each as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; and (d) "Hazardous Material" means any substance which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyls, any of which is regulated by, or subject to regulation under, any Environmental Law.

                  (r) Allowance. The allowance for loan and lease losses shown on AI's consolidated statement of financial condition as of December 31, 1995 was, and the allowance for loan and lease losses shown on AI's consolidated statement of financial condition for periods ending after the date of this Agreement will be, in the opinion of management of AI and ENB, adequate, as of the date thereof, under generally accepted accounting principles applicable to commercial banks and bank holding companies and all other applicable regulatory requirements for all losses reasonably anticipated in the ordinary course of business as of the date thereof based on information available as of such date. Set forth in Annex 3.1(r) hereto are the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of it that it has classified internally as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans" or words of similar import, and it shall promptly after the end of each quarter after the date hereof and on the Effective Date inform SBI of the amount of each such classification. The OREO and in-substance foreclosures included in any of its non-performing assets are carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals.

                  (s) Anti-takeover Provisions Inapplicable. The provisions of the NJBCA relating to protection of shareholders do not apply to AI, this Agreement, the Merger, the Bank Acquisition and the transactions described herein.

                  (t) Material Interests of Certain Persons. Except as noted in Annex 3.1(t), none of its respective officers or directors, or any "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to its business.

                  (u) Insurance. It is presently insured, and has been insured, in the amounts, with the companies and since the periods set forth in Annex 3.1(u). All of the insurance policies and bonds maintained by it are in full force and effect, it is not in default thereunder and all material claims thereunder have been filed in due and timely fashion. In the judgment of its management, such insurance coverage is adequate.

                  (v) Dividends. The only dividends or other distributions which it has made on its capital stock since January 1, 1994 are set forth in Annex 3.1(v).

                  (w) Books and Records. Its books and records have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

                  (x) Board Action. Its board of directors (at a meeting duly called and held) has been duly convened and by the requisite vote of a quorum of directors (a) determined that the Merger is advisable and in the best interests of it and its shareholders, (b) approved this Agreement and the transactions described herein and (c) directed that the Agreement be submitted for consideration by its shareholders at the AI Meeting (as hereafter defined).

                  (y) Fairness Opinions. Its board of directors has received a written opinion from each of Berwind Financial Group, L.P. and Janney Montgomery Scott Inc., copies of which have been furnished to SBI, to the effect that the consideration to be received by AI's shareholders pursuant to this Agreement, at the time of its execution, is fair to such holders from a financial point of view.

                  (z) INTENTIONALLY OMITTED.

                  (aa) Fidelity Bonds. Since at least January 1, 1993, ENB has continuously maintained fidelity bonds insuring it against acts of dishonesty by its employees in such amounts as is customary for a bank of its size. Since January 1, 1993, the aggregate amount of all potential claims under such bonds has not exceeded approximately $100,000 and neither AI nor ENB is aware of any facts which would reasonably form the basis of a claim under such bonds. Neither has a reason to believe that its fidelity coverage will not be renewed by its carrier on substantially the same terms as its existing coverage.

                  (bb) Condition of Tangible Assets. Except as set forth in Annex 3.1(bb), all buildings, structures and improvements on the real property owned or leased by it are in good condition, ordinary wear and tear excepted, and are free from structural defects in all material respects except such defects to the operations center as have been previously disclosed by AI to SBI. The equipment, including heating, air conditioning and ventilation equipment owned by it, is in good operating condition, ordinary wear and tear excepted. The operation and use of the property in the business conform in all material respects to all applicable laws, ordinances, regulations, permits, licenses and certificates.

                  (cc) Loans by ENB. As of January 1, 1993, and except as shown on Annex 3.1(cc), in the aggregate, the loans by ENB have been lawfully made, constitute valid debts of the obligors, have been incurred in the ordinary course of business, are subject to the terms of payment as shall have been agreed upon between ENB and each customer and ENB does not know of any applicable setoff or counterclaim which in the aggregate would have a Material Adverse Effect on it. A list of all loans thirty (30) days past due, as of June 30, 1996, is set forth in Annex 3.1(r). No part of the amount collectible under any loan is contingent upon performance by ENB of any obligation and no agreement for participation, in which ENB has relinquished or agreed to share control with a participation in management of the facility, or agreement providing for deductions or discounts have been made with respect to any part of such loans, except as expressly disclosed in Annex 3.1(cc). ENB does not know of any pending, threatened or expected actions in connection with any material loans or commitments presently or previously made by ENB relating to claims based on theories of "lenders' liability" or any other basis.

                  (dd) Regulatory Compliance - OCC. ENB is in compliance in all material respects with the applicable rules and regulations of the OCC, except as noted in Annex 3.1(dd) and except where the failure to comply would not have a Material Adverse Effect on ENB.

                  (ee) Regulatory Compliance - FDIC. Except as noted on Annex 3.1(ee) hereto and except where the failure to comply would not have a Material Adverse Effect on it, it is in compliance in all material respects with the rules and regulations of the FDIC to the extent such rules and regulations are deemed applicable by regulatory determination.

                  (ff) Capital Compliance. As of December 31, 1995, ENB was in compliance with the minimum capital requirements applicable to national banking associations, including as to leverage ratio requirements, tangible capital requirements and risk based capital requirements.

                  (gg) INTENTIONALLY OMITTED.

                  (hh) Investments. Except as may be noted on Annex 3.1(hh) hereto, ENB does not, either directly or through a subsidiary, hold any corporate debt security not of investment grade, as defined in Section 222 of the Financial Institution Reform, Recovery and Enforcement Act of 1989 ("FIRREA"); provided, further, ENB is in compliance with applicable divestiture requirements established by the FDIC as to any such investments noted as exceptions on Annex 3.1(hh).

                  (ii)     INTENTIONALLY OMITTED.

                  (jj) Default. It has not been advised by any AI Regulatory Agency that it is in "default" or "in danger of default" (as those terms are defined in FIRREA Sections 204(x)(1) and (2)).

                  (kk) Federal Reserve Act. Since the enactment of FIRREA, except as may be noted in Annex 3.1(kk) hereto, it is in compliance in all material respects with Sections 23A and 22(h) of the Federal Reserve Act.

                  (ll) INTENTIONALLY OMITTED.

                  (mm) Assessments Fully Paid. All payments, fees and charges assessed by the OCC against ENB, and due on or prior to the date of this Agreement, have been paid in full. ENB's assessment category with the FDIC is 1A.

                  (nn) Exchange Act Reports and Financial Statements. AI has delivered to SBI (i) AI's Annual Report on Form 10-K for AI's fiscal year ended December 31, 1995, containing consolidated balance sheets of AI at December 31, 1995 and December 31, 1994 and consolidated statements of earnings, changes in shareholders' equity and cash flows of AI for the three years ended December 31, 1995, 1994 and 1993 and such financial statements have been certified by independent public accountants, and (ii) AI's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 containing unaudited consolidated balance sheets of AI as at such date and unaudited consolidated statements of earnings and cash flows of AI for the three month period reflected therein. All such reports (collectively, the "AI Reports") (i) comply in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and the rules and regulations of the SEC thereunder, (ii) do not contain any untrue statement of a material fact and (iii) do not omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No documents to be filed by AI with the SEC or any AI Regulatory Agency in connection with this Agreement, or the transactions described herein will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents which AI is responsible for filing with the SEC or any Regulatory Agency in connection with the Merger and Bank Acquisition will comply as to form in all material respects with the requirements of applicable law.

                  (oo) Proxy Statement/Prospectus, Etc. With respect to information relating to AI and its subsidiaries, neither (i) the Proxy Statement/Prospectus (as defined hereinafter at Section 4.2) or any amendment or supplement thereto, at the time it is filed with the SEC, at the time the Registration Statement (as defined hereinafter at Section 4.2) is declared effective, at the time the Proxy Statement/Prospectus is mailed to the shareholders of AI or at the date of the AI Meeting to consider this Agreement nor (ii) any other documents to be filed by AI with the SEC or any AI Regulatory Agency in connection with this Agreement or the transactions described herein will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  SECTION 3.2 Representations and Warranties of SBI and its Material Subsidiaries. SBI represents and warrants to AI and ENB (and the word "it" in this Article III refers to SBI and each of its Material Subsidiaries, as that term is defined at Section 3.2(d) hereof), that, except as specifically disclosed in the Annex of disclosure schedules included herewith, to the best of its knowledge:

                  (a) Corporate Organization and Qualification. SBI is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by SBI requires such qualification, except for such failure to qualify or be in such good standing which, when taken together with all other such failures, would not have a Material Adverse Effect on SBI. It has the requisite corporate and other power and authority (including all federal, state, local and foreign governmental authorizations) to carry on its business as now conducted and to own its properties and assets. SBI owns directly or indirectly all of the outstanding shares of capital stock of SBI Merger Sub. SBI has made available to AI complete and correct copies of the articles of incorporation and bylaws of SBI and will make available to AI complete and correct copies of the certificate of incorporation and bylaws of SBI Merger Sub; such articles and bylaws of SBI are in full force and effect as of the date hereof.

                  (b) Corporate Authority. Subject only to approval of this Agreement by the holders of two-thirds of the votes cast by all holders of SBI Common Stock (without any minority, class or series voting requirement), if deemed applicable by the management of SBI, and, subject to the regulatory approvals specified in Section 5.1(b) hereof, SBI has the requisite corporate power and authority, and legal right, and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions applicable to SBI described herein. This Agreement has been duly and validly executed and delivered by SBI and constitutes the valid and binding obligation of SBI enforceable against SBI in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency and other similar laws affecting creditors' rights or the application by a court of equitable principles.

                  (c) Capitalization. In furtherance of the provisions of the NJBCA, Section 14A:11-1, SBI Common Stock is held of record by not less than 4,000 persons. The authorized capital stock of SBI consists as of the date of this Agreement of 32,000,000 shares of SBI Common Stock, of which approximately 13,500,000 shares are issued and outstanding (an additional 30,175 shares are held as treasury stock) and 5,000,000 shares of Preferred Stock, no par value per share, of which none are outstanding. Sufficient shares of authorized, but unissued, shares of SBI Common Stock to effect the transactions described herein will be reserved by SBI for such purpose.

                  (d) Bank Subsidiaries. SBI owns, directly, all of the issued and outstanding shares of capital stock of Farmers First Bank, a bank and trust company organized under the laws of the Commonwealth of Pennsylvania; Farmers & Merchants Bank and Trust, a bank organized under the laws of the State of Maryland; Citizens National Bank of Southern Pennsylvania, a national banking association with headquarters in Greencastle, Pennsylvania; First National Trust Bank, a national banking association with headquarters in Sunbury, Pennsylvania; and Williamsport National Bank, a national banking association with headquarters in Williamsport, Pennsylvania (collectively the "Bank Subsidiaries"). All of the issued and outstanding capital stock of the Bank Subsidiaries is duly and validly authorized and issued, fully paid and nonassessable (other than as provided in 12 U.S.C.A. ss. 55 with respect to national banks) and is owned by SBI free and clear of any liens, security interests, encumbrances, restrictions on transfer or other rights of any third person with respect thereto. SBI owns, directly or indirectly, all of the issued and outstanding shares of capital stock of Atlantic Federal Savings Bank, Fairfax Savings, F.S.B. and Reisterstown Federal Savings Bank, each a federal savings bank operating in Maryland (collectively, the "Savings Bank Subsidiaries"). All of the issued and outstanding capital stock of the Savings Bank Subsidiaries is duly and validly authorized and issued free and clear of any liens, security interests, encumbrances, restrictions on transfer or other rights of any third person with respect thereto other than rights of account holders to liquidation accounts maintained by the Savings Bank Subsidiaries in accordance with the rules of the Office of Thrift Supervision (the "OTS"). The Bank Subsidiaries and the Savings Bank Subsidiaries are the "Material Subsidiaries." There are no options, calls, warrants, conversion privileges or other agreements obligating any Material Subsidiary at present or upon the occurrence of any event to issue or sell any shares of its capital stock. Each of Farmers First Bank and Farmers & Merchants Bank and Trust is a bank and trust company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and the State of Maryland, respectively, and is duly authorized to engage in the banking and trust business as an insured bank under the Federal Deposit Insurance Act, as amended. Each of Citizens National Bank of Southern Pennsylvania, First National Trust Bank, and Williamsport National Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States and is duly authorized to engage in the banking and trust business as an insured bank under the Federal Deposit Insurance Act, as amended. Each of Atlantic Federal Savings Bank, Fairfax Savings, F.S.B. and Reisterstown Federal Savings Bank is a federal savings and loan association, duly organized, validly existing and in good standing under the laws of the United States and is duly authorized to engage in the savings and loan business under the Federal Deposit Insurance Act, as amended. Each Material Subsidiary has corporate power and legal authority and governmental authorizations which are material to its respective operations and to transact the respective businesses in which it is presently engaged.

                  (e) No Violations. The execution, delivery and performance of this Agreement by SBI and SBI Merger Sub does not, and the consummation of the transactions described herein by SBI and SBI Merger Sub will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument to which SBI or SBI Merger Sub (or any of SBI's respective properties or assets) is subject, which breach, violation or default would have a Material Adverse Effect on SBI on a consolidated basis, or enable any person to enjoin the Merger or the Bank Acquisition, (ii) a breach or violation of, or a default under, SBI's or SBI Merger Sub's articles or certificate of incorporation, respectively, or bylaws of either or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of SBI's properties or assets under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which it is a party, or to which any of SBI's properties or assets may be bound or affected, except for any of the foregoing that, individually or in the aggregate, would not have a Material Adverse Effect on SBI, on a consolidated basis; and the consummation of the transactions described herein will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (i) the required approvals, consents and waivers of governmental authorities referred to in Section 5.1(b), (ii) the approval of shareholders referred to in Section 3.2(b), (iii) any such approval, consent or waiver that already has been obtained and (iv) any other approvals, consents or waivers the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect on SBI, on a consolidated basis, or enable any person to enjoin the Merger or the Bank Acquisition.

                  (f) Required Consents. SBI has no reason to believe that it will be unable to obtain consents and approvals, including, without limitation, all such consents and approvals of governmental authorities and its shareholders, necessary to consummate the transactions contemplated by this Agreement by March 31, 1997 or that any such consents or approvals would contain any condition or requirement that would result in a Material Adverse Effect on SBI.

                  (g) Board and Shareholder Action. SBI's Board of Directors (at a meeting duly called and held) has been duly convened and by the requisite vote of all directors (a) determined that the Merger in the case of AI and the Bank Acquisition in the case of ENB is advisable and in the best interests of it and its shareholders, and (b) approved this Agreement and the transactions described herein.

                  (h) SBI Merger Sub.

                      i. SBI Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. All of the outstanding shares of capital stock of SBI Merger Sub have been validly issued, are fully paid and nonassessable and are owned directly by SBI free and clear of any lien, charge or other encumbrance. SBI Merger Sub possesses no assets nor is subject to any liabilities and will not acquire assets or incur liabilities prior to the Effective Time. Since the date of its incorporation, SBI Merger Sub has not engaged in any activities other than in connection with the consummation of the Merger and the Bank Acquisition or as expressly contemplated by this Agreement.

                      ii. SBI Merger Sub has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by SBI Merger Sub and the consummation of the transactions described herein have been duly and validly authorized by all necessary corporate actions (including without limitation stockholder action) in respect thereof on the part of SBI Merger Sub. This Agreement is a valid and binding obligation of SBI Merger Sub, enforceable against SBI Merger Sub in accordance with its terms.

                      iii. All of the authorized capital stock of SBI Merger Sub, which consists solely of 100 shares of common stock, $.01 par value per share, is presently issued and outstanding.

                      iv. Subject to approval by its shareholders at the SBI Meeting, SBI will, as the sole shareholder of SBI Merger Sub, vote to approve this Agreement and the Merger.

                  (i) SBI Reports. SBI has furnished to AI and ENB true and complete copies of: (i) all of its annual reports on Form 10-K filed with the SEC since January 1, 1993 and its annual reports to shareholders for each of the three years ended December 31, 1995, 1994 and 1993, respectively; (ii) all of its quarterly reports on Form 10-Q and current reports, if any, on Form 8-K filed with the SEC since January 1, 1996; (iii) each final registration statement, prospectus or offering circular which SBI has used in connection with the sale of securities since January 1, 1994; and (iv) each definitive proxy statement distributed by SBI to its shareholders since January 1, 1994.

                  All such reports (i) comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, (ii) do not contain any untrue statement of a material fact and
(iii) do not omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (j) SBI Benefit Plans. SBI has furnished to AI and ENB true, correct and complete copies of all of SBI's bonus, deferred compensation, pension, profit-sharing, retirement, medical, group life, disability income, stock purchase, stock option, other "employee benefit plans" (as that term is used within the meaning of Section 3(3) of ERISA) or any other fringe benefit plan, agreement, arrangement or practice, all amendments thereto and all summary plan descriptions thereof, or, in the alternative, SBI has provided materials generally descriptive of the foregoing, and in such case, SBI will provide such specific additional information as may reasonably be requested. The foregoing are collectively referred to as the "SBI Benefit Plans."

                  (k) Reports. SBI has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 1994 with
(A) the Board, (B) the FDIC, (C) the OTS, (D) the SEC, (E) the OCC, and (F) the Pennsylvania Department of Banking and the Maryland Banking Commissioner (collectively, the Regulatory Agencies listed in (A) through (F) are the "SBI Regulatory Agencies") and all other material reports and statements required to be filed by it since January 1, 1994, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States or any SBI Regulatory Agency and has paid all fees and assessments due and payable in connection therewith, and no such report, registration or statement contains any material misstatement or omission or is otherwise in material noncompliance with any law, regulation or requirement.

                  (l) SBI's Balance Sheets. SBI's balance sheets as of December 31, 1995 previously provided to AI and each balance sheet provided after the date hereof to AI (including in each case any related notes and schedules) fairly presents or will fairly present SBI's financial position as of its date and each of the statements of income and shareholders' equity and of cash flows provided therewith (including in each case any related notes and schedules), fairly presents or will fairly present the results of operations, shareholders' equity and cash flows, as the case may be, of it for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved.

                  (m) Absence of Certain Changes or Events. Since January 1, 1996, SBI has not incurred any material liability, except in the ordinary course of its business consistent with past practice, nor has there been any change in the financial condition, properties, assets, business, results of operation or prospects of it which, individually or in the aggregate, has had, or might reasonably be expected to result in, a Material Adverse Effect on it.

                  (n) Fees. Neither SBI nor any of its officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for it in connection with the Agreement or the transactions described herein.

                  (o) Registration Statement, Etc. Except for information relating to AI and ENB, neither (i) the Registration Statement, the Proxy Statement/Prospectus or any amendment or supplement thereto, or any other registration statement filed with the SEC during the term of this Agreement, at the time it is filed with the SEC, at the time it is declared effective, at the time the Proxy Statement/Prospectus is mailed to the shareholders of AI or at the date of the AI Meeting to consider the approval of this Agreement nor (ii) any other documents to be filed by SBI with the SEC or any Regulatory Agency in connection with this Agreement or the transactions described herein will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents which SBI is responsible for filing with the SEC or any Regulatory Agency in connection with the Merger and Bank Acquisition will comply as to form in all material respects with the requirements of applicable law.

                  (p) Compliance with Laws. It has the permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental authorities, including Regulatory Agencies, that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would, individually or in the aggregate, have a Material Adverse Effect on SBI, on a consolidated basis; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is threatened.

                  (q) Absence of Regulatory Actions. It is not a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or a recipient of any extraordinary supervisory letter from, nor has it adopted any board resolutions at the request of, federal or state governmental authorities, including, without limitation, the SBI Regulatory Agencies charged with the supervision or regulation of banks or bank holding companies or savings and loan holding companies or engaged in the insurance of bank and/or savings and loan deposits nor has it been advised by any SBI Regulatory Agency that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

                  (r) Litigation and Liabilities. Except as set forth in Annex 3.2(r), there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings before any court, governmental agency or otherwise pending or, to the knowledge of management, threatened against it or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, including, without limitation, those relating to environmental and occupational safety and health matters, or any other facts or circumstances of which its management is aware that could reasonably be expected to result in any claims against or obligations or liabilities of it, that, alone or in the aggregate, are reasonably likely to have a Material Adverse Effect on SBI, on a consolidated basis, or to hinder or delay, in any material respect, consummation of the transactions contemplated by this Agreement.

                  (s) Environmental Matters. SBI is unaware of any activity or conditions on or in any property owned, occupied, leased, or held as security by SBI or a Material Subsidiary which would subject SBI or any Material Subsidiary to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws.

                              ARTICLE IV. COVENANTS

                  SECTION 4.1 Acquisition Proposals. AI agrees that it and its officers and directors shall not, and that it shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) not to, initiate, solicit or knowingly encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, consolidation or similar transaction involving, or any purchase, sale or other disposition of all or any significant portion of the assets or any equity securities of, AI or ENB (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent required for the discharge by its board of directors of its fiduciary duties as determined upon consultation with counsel, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal. AI and ENB each agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. AI and ENB each agrees that it will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations imposed upon each of them in this Section 4.1. AI and ENB each agree that it will notify SBI immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations, or discussions are sought to be initiated or continued with, it.

                  SECTION 4.2. Securities Registration and Disclosure. AI shall cooperate with SBI in the preparation, in accordance with the requirements of the proxy rules under the Exchange Act, of the Proxy Statement/Prospectus and the filing thereof as part of the Registration Statement. Within a reasonable period following the date hereof, SBI will prepare and file with the SEC under the Securities Act of 1933, as amended (the "Securities Act") a registration statement for the registration of the shares of SBI Common Stock to be issued pursuant hereto (the "Registration Statement"), and AI will file with the SEC under the Exchange Act the preliminary form of the Proxy Statement/Prospectus included in the Registration Statement, and each party shall be responsible for providing all information concerning itself and its subsidiaries required to be included therein. SBI shall take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of shares of SBI Common Stock pursuant to this Agreement and AI shall furnish SBI all information concerning AI and its shareholders as SBI may reasonably request in connection with any such action. At least five (5) business days prior to its filing with the SEC, SBI shall provide a copy of the Registration Statement to AI and its counsel for review. Each party will promptly provide the other with copies of all correspondence, comment letters, notices or other communications to or from the SEC relating to the Registration Statement, the Proxy Statement/Prospectus or any amendment or supplement thereto, and SBI will advise AI promptly after it receives notice thereof, of the effectiveness of the Registration Statement, of the issuance of any stop order with respect to the effectiveness thereof, of the suspension of the qualification of the SBI Common Stock issuable in connection herewith for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose.

                  AI will take appropriate action to call a meeting of its shareholders (the "AI Meeting") to be held not more than forty-five (45) days following the effective date of the Registration Statement (which meeting may be the Annual Meeting of Shareholders of AI), to consider approval of this Agreement and, except to the extent legally required for the discharge by AI's board of directors of its fiduciary duties and subject to receipt of an updated fairness opinion from its financial advisor dated on or immediately prior to the date of the Proxy Statement/Prospectus, will use its best efforts to secure such approval. In connection with the AI Meeting, AI will duly solicit, in compliance with Section 14(a) of the Exchange Act and the proxy rules of the SEC thereunder, the vote of its shareholders by mailing or delivering to each such shareholder, as soon as practicable after the effectiveness of the Registration Statement, the Proxy Statement/Prospectus, and as soon as practicable thereafter, any amendments or supplements thereto as may be necessary to assure that at the date of the AI Meeting the Proxy Statement/Prospectus shall conform to the requirements of Sections 3.1(oo) and 3.2(o) hereof.

                  AI will furnish to SBI a list of all persons known to AI who at the date of the AI Meeting may be deemed to be "affiliates" of AI within the meaning of Rule 145 under the Securities Act. AI will use its best efforts to cause each such person identified in its list to deliver at or prior to the Closing a written agreement providing that such person will not sell, pledge, transfer or otherwise dispose of the shares of SBI Common Stock to be received by such person hereunder except (i) in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder and (ii) after such time as financial results covering at least thirty (30) days of post-Merger combined operations have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies.

                  SECTION 4.3 Employees.

                  (a) SBI and any of its affiliates shall have the right (but not the obligation) to employ, as officers and employees of SBI, the Surviving Corporation, ENB or other affiliates of SBI immediately following the Effective Time, any persons who are officers and employees of each of AI and ENB immediately before the Effective Time. It shall be a condition to employment by SBI or any of its affiliates that any former officer or employee of AI or ENB agree to cancel any existing employment contract, agreement or understanding between him or herself and AI or ENB, including without limitation all benefits related to severance arrangements upon a change of control or otherwise, prior to accepting such new employment and without accepting any of the severance benefits or other benefits or payments associated with such contract, agreement or understanding.

                  (b) Each person employed by AI or ENB prior to the Effective Time who remains an employee of the Surviving Corporation, ENB or any other SBI subsidiary following the Effective Time (each a "Continued Employee") shall be entitled, as an employee of SBI or an SBI subsidiary, to participate in whatever employee benefit plans, as defined in Section 3(3) of ERISA, or whatever stock option, bonus or incentive plans or other fringe benefit programs that may be in effect generally for employees of SBI or SBI's subsidiaries from time to time ("SBI's Plans"), if such Continued Employee shall be eligible or selected for participation therein and otherwise shall not be participating in a similar plan which continues to be maintained by the Surviving Corporation or ENB for such employee. All such participation shall be subject to such terms of such plans as may be in effect from time to time provided, that Continued Employees will be eligible to participate in SBI's Plans on the same basis as similarly situated employees of SBI or SBI's subsidiaries. Such Continued Employees will receive credit for past service with AI or ENB for purposes of eligibility and vesting, but not benefit accrual, under SBI's Plans.

                  (c) AI and ENB shall take all timely and necessary action to cease participation or accrual of benefits, effective as of the Effective Time, by each person employed by AI or ENB prior to the Effective Time in each Employee Plan (as defined in Section 3.1(m)), and to terminate each Employee Plan, other than an Employee Plan containing a cash or deferred arrangement qualified under Section 401(k) of the Code ("Employee 401(k) Plan"), effective as of the Effective Time; provided that SBI may, in its sole discretion, give notice to AI or ENB, as the case may be, not less than twenty (20) days (sixty-one (61) days in the case of any Pension Plan (as defined in Section 3.1(m)) prior to the Effective Time, that any Employee Plan shall not be terminated and/or participation or accrual of benefits thereunder shall not cease pursuant to this Section 4.3(c). SBI shall, after receipt of an IRS favorable plan determination letter confirming the ENB 401(k) Profit Sharing Plan's tax qualified status, upon its termination, allow each participant to either roll-over his/her account balance to the SBI 401(k) Plan or receive distribution of his/her closing account balance. If the fair market value of the assets of any Pension Plan does not equal or exceed the present value of its "benefits liabilities" (as defined in Section 4001(a)(16) of ERISA) as of the date of its termination, as determined by certification of an enrolled actuary in accordance with procedures established by the Pension Benefit Guaranty Corporation, AI or ENB, as the case may be, shall make such additional contributions to the Pension Plan as may be necessary to permit its termination in a standard termination (within the meaning of Section 4041 of ERISA). At the sole discretion of SBI, any Employee 401(k) Plan shall be merged with any similar such plan maintained and designated by SBI, effective at or after the Effective Time, as elected by SBI, and AI or ENB, as the case may be, shall take any and all timely and necessary action to effect such merger.

                  SECTION 4.4 Access and Information.

                  (a) Upon reasonable notice, and subject to applicable laws relating to the exchange of information, each of AI and ENB shall afford to SBI and its representatives (including, without limitation, directors, officers and employees of SBI and its affiliates, and counsel, accountants and other professionals retained) such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and such other information as SBI may reasonably request (other than reports or documentation which are not permitted to be disclosed under applicable law); provided, however, that no investigation pursuant to this
Section 4.4 shall affect or be deemed to modify any representation or warranty made herein. SBI will not, and will cause its representatives not to, use any information obtained pursuant to this Section 4.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and in no event will SBI directly or indirectly use such information for any competitive or commercial purpose. Subject to the requirements of law, SBI will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 4.4 unless such information (i) was already known to SBI or an affiliate of SBI, (ii) becomes available to SBI or an affiliate of SBI from other sources not known by such person to be bound by a confidentiality agreement, (iii) is disclosed with the prior written approval of AI or ENB, as the case may be, (iv) is or becomes readily ascertainable from published information or trade sources or (v) was already publicly available. Without in any way limiting the foregoing, ENB shall provide to SBI within forty-five (45) days of the end of each calendar month and AI shall provide to SBI within forty-five (45) days of the end of each calendar quarter consolidated and consolidating financial statements (including a balance sheet and income statement) as of the end of, and for, such period that are in conformance with generally accepted accounting principles and the representation set forth in Section 3.1(f). In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise not be consummated, each party shall, if so requested, promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto (or an affiliate of any party hereto) to be returned to the party which furnished the same. This Section 4.4 supersedes and terminates any agreement between the parties relating to the confidentiality of information which may have been exchanged (the "Confidentiality Agreement").

                  (b) During the period from the date of this Agreement to the Effective Date, SBI shall provide to AI and ENB the following documents and information:

                      i. As soon as reasonably available, but in no event more than forty-five (45) days after the end of each fiscal quarter of SBI ending after the date of this Agreement, SBI will deliver to AI and ENB its quarterly report on Form 10-Q as filed with the SEC.

                      ii. As soon as reasonably available, but in no event more than ninety (90) days after the end of each fiscal year of SBI ending after the date of this Agreement, SBI will deliver to AI and ENB its annual report on Form 10-K as filed with the SEC.

                      iii. SBI will deliver to AI and ENB, contemporaneously with its being filed with the SEC, a copy of each current report on Form 8-K filed by SBI after the date of this Agreement.

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



                      iv. At least five (5) business days prior to submission, SBI will furnish to AI and ENB the portions which describe the transactions (including any financial information or pro forma financial information of, or including, AI or ENB) described herein of (A) registration statements, prospectuses or offering circulars used by SBI in connection with the sale of securities after the date of this Agreement, (B) proxy statements distributed by SBI to its shareholders after the date of this Agreement, and (C) all other publicly-available reports, statements or other documents which are either distributed to shareholders or filed by SBI or any of its subsidiaries with the SEC. Any comments timely received by SBI from AI in connection with the foregoing will be reviewed and considered in good faith, but SBI shall not be bound to comply with the recommendations set forth in such comments. SBI also shall furnish AI with copies of the foregoing in the form filed with the SEC or otherwise distributed to shareholders.

                      v. SBI will promptly notify AI and ENB of any material changes to SBI's Plans.

                      vi. SBI will make available on its premises to AI its Reports of Examination, accountant's letters to management and any other items which shall be mutually agreed upon by the parties hereto.

                  SECTION 4.5 Certain Filings, Consents and Arrangements. SBI shall use all reasonable efforts to obtain all necessary approvals required to carry out the transactions contemplated by this Agreement and to consummate the Merger and Bank Acquisition. AI and ENB shall cooperate with SBI in connection therewith, including, without limitation, furnishing all information concerning AI or ENB, as the case may be, as may be reasonably requested by SBI in connection with any such action. SBI shall use all reasonable efforts to provide, five (5) business days prior to submission, AI with copies of all material applications, notices, petitions or other filings or submissions prepared by SBI in connection with consummation of the Merger and Bank Acquisition. Any comments timely received by SBI from AI in connection with the foregoing will be reviewed and considered in good faith, but SBI shall not be bound to comply with the recommendations set forth in such comments. SBI will consult with AI with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental authorities necessary or advisable to consummate the transactions described in this Agreement and SBI will keep AI apprised of the status of matters relating to completion of the transactions described herein. SBI shall promptly furnish AI with copies of applications in the form filed with any governmental authority in respect of the transactions described herein.

                  SECTION 4.6 Takeover Statutes. Neither the New Jersey Shareholders Protection Act (Section 14A:10A-1-10A-6 of the NJBCA), nor any other "fair price," "moratorium," or other form of anti-takeover statute or regulation or any similar provision of the AI Certificate or the charter of ENB, is applicable to the transactions described in this Agreement and, if any such statute, regulation or provisions shall become applicable to the transactions described in this Agreement, AI and ENB and the members of the Boards of Directors of AI and ENB shall grant such approvals and take such actions as are necessary so that the transactions described herein may be consummated as promptly as practicable on the terms described herein and otherwise act to eliminate or minimize the effects of such statute or regulation or provision on the transactions described herein.

                  SECTION 4.7 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions described in this Agreement as promptly as practicable, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental authorities, or other entities, effecting all necessary registrations, applications and filings and obtaining any required contractual consents and regulatory approvals.

                  SECTION 4.8 Publicity. Except as required by law, AI and ENB shall not, without the prior consent of SBI (which consent shall not be unreasonably withheld), issue any press releases or otherwise make public filings under securities laws, with respect to this Agreement or the transactions described herein. Prior to issuing any press release or making any public filings under securities laws which makes any reference to AI or ENB, SBI shall provide a copy to AI for comment and in all such instances the parties shall cooperate.

                  SECTION 4.9 Shareholders' Meeting. If determined advisable by its board of directors, after consultation with its counsel, SBI shall take all action necessary, in accordance with applicable law and its articles of incorporation and bylaws, to convene a special meeting of the holders of its capital stock (the "SBI Meeting") as promptly as practicable for the purpose of considering and taking the action required by this Agreement and other acquisition transactions which it has planned. Except to the extent legally required for the discharge by SBI's board of directors of its fiduciary duties as advised in writing by such board's counsel, its board of directors shall recommend in writing to its shareholders that at the SBI Meeting, the holders of its capital stock vote in favor of and approve the Merger, the Bank Acquisition and this Agreement. To the extent required by applicable law, SBI shall prepare a proxy statement or information statement or other documents in connection with such SBI Meeting which shall comply with all applicable laws.

                  SECTION 4.10 Notification of Certain Matters. Each party shall give prompt notice to the others of: (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses, results of operations or prospects of it to which it is a party or is subject; and (b) any material adverse change in its financial condition, properties, business, or results of operations on a consolidated basis or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in any such change. Each party shall give prompt notice to the other parties of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

                  SECTION 4.11 Insurance. AI and ENB shall use best efforts to retain no less than the level of insurance coverage presently held by them as of the date hereof.

                  SECTION 4.12 Dividends. AI shall not declare, pay or set aside any dividend or other distribution in respect of its capital stock.

                  SECTION 4.13 Indemnification.

                  (a) From and after the Effective Time through the second anniversary of the Effective Date, SBI agrees to indemnify and hold harmless each present and former director and officer of AI or its Subsidiaries and each officer or employee of AI or its Subsidiaries that is serving as a director or trustee of another entity expressly at AI's request or direction (each, an "Indemnified Party"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, the "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and whether or not the Indemnified Party is a party thereto, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the AI Certificate, the charter of ENB or the bylaws of either in effect on the date hereof.

                  (b) Any Indemnified Party wishing to claim indemnification under Section 4.13(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify SBI thereof, but the failure to so notify shall not relieve SBI of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice SBI. In the event of any such claim, action, suit, proceeding or investigation, (i) SBI shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party and SBI shall not be liable to such Indemnified Party for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if SBI does not elect to assume such defense within a reasonable time or counsel for the Indemnified Party at any time advises that there are issues which raise conflicts of interest between SBI and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to such Indemnified Party, and SBI shall remain responsible for the reasonable fees and expenses of such counsel as set forth above, promptly as statements therefor are received; provided, however, that SBI shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any one jurisdiction with respect to any given claim, action, suit, proceeding or investigation unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; (ii) the Indemnified Party will reasonably cooperate in the defense of any such matter and (iii) SBI shall not be liable for any settlement effected by an Indemnified Party without its prior written consent, which consent may not be withheld unless such settlement is unreasonable in light of such claims, actions, suits, proceedings or investigations against, and defenses available to, such Indemnified Party.

                  (c) In the event SBI or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of SBI assume the obligations set forth in this Section 4.13.

                  (d) The provisions of this Section 4.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

                      ARTICLE V. CONDITIONS TO CONSUMMATION

                  SECTION 5.1 Conditions to Closing. The respective obligations of the parties to effect the Merger and Bank Acquisition shall be subject to the satisfaction or waiver prior to the Effective Time of the following conditions:

                  (a) The Agreement and the transactions described herein shall have been approved by the requisite vote of the shareholders of SBI, subject to the qualifications set forth in Section 4.9 hereof, and AI in accordance with applicable law.

                  (b) All of the required approvals, consents or waivers with respect to this Agreement (including both the Merger and the Bank Acquisition) and the transactions described herein including, without limitation, the approvals, notices to, consents or waivers of (i) the Board, (ii) the OCC, (iii) the Pennsylvania Department of Banking, if applicable, (iv) the Commissioner of Banking of the State of New Jersey, and (v) the New Jersey Department of Environmental Protection and Energy, if applicable, (which, together with the AI Regulatory Agencies and the SBI Regulatory Agencies, are the "Regulatory Agencies") shall have been obtained and shall remain in full force and effect, and all applicable statutory waiting periods (including without limitation all applicable statutory waiting periods relating to the Merger and the Bank Acquisition) shall have expired; and the parties shall have procured all other regulatory approvals, consents or waivers of governmental authorities or other persons that are necessary or appropriate to the consummation of the transactions contemplated by this Agreement except those approvals, consents or waivers, if any, for which failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on SBI, AI or ENB (after giving effect to the transactions described herein); provided, however, that no approval, consent or waiver referred to in this Section 5.1(b) shall be deemed to have been received if it shall include any condition or requirement that reasonably would result in a Material Adverse Effect on SBI.

                  (c) All other requirements prescribed by law which are necessary to the consummation of the transactions described in this Agreement shall have been satisfied.

                  (d) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger, the Bank Acquisition or any other transaction described in this Agreement, and no litigation or proceeding shall be pending against any of the parties herein or any of their subsidiaries brought by any governmental agency including, without limitation, the Regulatory Agencies seeking to prevent consummation of the transactions described herein.

                  (e) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger, the Bank Acquisition, or any other transaction described in this Plan.

                  (f) The Merger shall as of the date of the Closing meet the requirements for pooling-of-interests accounting treatment under generally accepted accounting principles and under the accounting rules of the SEC, and SBI shall have received a letter from Coopers & Lybrand in form and substance reasonably satisfactory to SBI as to the matters specified in this Section 5.1(f).

                  (g) The Registration Statement shall have been filed (the date of which is referred to herein as the "Filing Date") by SBI with the SEC under the Securities Act, and shall have been declared effective prior to the time the Proxy Statement/Prospectus is first mailed to the shareholders of AI, and no stop order with respect to the effectiveness of the Registration Statement shall have been issued; the SBI Common Stock to be issued pursuant to this Agreement shall be duly registered or qualified under the securities or "blue sky" laws of all states in which such action is required for purposes of the initial issuance of such shares and the distribution thereof to the shareholders of AI entitled to receive such shares.

                  (h) SBI shall have received a ruling from the Internal Revenue Service (the "IRS") or an opinion of Morgan, Lewis & Bockius LLP, counsel to SBI and SBI Merger Sub, to the effect that:

                      i. The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and AI and SBI will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

                      ii. No gain or loss will be recognized by AI or SBI by reason of the Merger;

                      iii. Except for cash received in lieu of fractional shares, no gain or loss will be recognized by the shareholders of AI who receive solely SBI Common Stock upon the exchange of their shares of AI Common Stock for shares of SBI Common Stock;

                      iv. The basis of the SBI Common Stock to be received by the AI shareholders will be, in each instance, the same as the basis of the AI Common Stock surrendered in exchange therefor;

                      v. The holding period of the SBI Common Stock received by an AI shareholder receiving SBI Common Stock will include the period during which the AI Common Stock surrendered in exchange therefor was held; and

                      vi. Cash received by an AI shareholder in lieu of a fractional share interest of SBI Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of SBI Common Stock which he, she or it would otherwise be entitled to receive and will qualify as capital gain or loss.

                      In case a ruling from the IRS is sought, AI and SBI shall cooperate and each shall furnish to the other and to the IRS such information and representations as shall, in the opinion of counsel for SBI and AI, be necessary or advisable to obtain such ruling.

                  (i) All litigation pending against AI or ENB which, individually or in the aggregate, would have a Material Adverse Effect on AI's consolidated operations, shall have been settled or otherwise resolved on terms reasonably satisfactory to SBI, AI and ENB.

                  (j) INTENTIONALLY OMITTED.

                  SECTION 5.2 Conditions to Obligations of SBI and SBI Merger Sub. The obligations of SBI and SBI Merger Sub to effect the Merger and Bank Acquisition shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

                  (a) Each of the representations and warranties of AI and ENB contained in this Agreement shall be true and correct in all material respects as of the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); each of AI and ENB shall have performed each of its covenants and agreements, which are material to its operations and prospects, contained in this Agreement; and SBI and SBI Merger Sub shall have received certificates signed by the Chief Executive Officer and the Controller of ENB and the President and the Treasurer of AI, dated the Effective Date, to the foregoing effect.

                  (b) Arthur Andersen LLP or such other accounting firm as is acceptable to the parties, shall have furnished to SBI (i) a "cold comfort" letter, dated the date of the mailing of the notice of the AI Meeting, which letter shall be in customary form, reasonably acceptable to SBI, and (ii) a letter, dated the Effective Date, in form and substance satisfactory to SBI to the effect that, based upon a subsequent event review performed with respect to the financial condition of AI and ENB, and affiliates, for the period from December 31, 1995 to a specified date not more than five (5) days prior to the date of such letter, including but not limited to (a) their inspection of the minute books of AI, ENB and their affiliates, (b) inquiries made by them of officers and other employees of AI, ENB and their affiliates responsible for financial and accounting matters as to transactions and events during the period, as to consistency of accounting procedures with prior periods and as to the existence and disclosure of any material contingent liabilities, and (c) of other specified procedures and inquiries performed by them, nothing has come to their attention that would indicate that (A) during the period from December 31, 1995 to a specified date not more than five (5) days prior to the date of such letter, there was any change in the capitalization of AI or ENB on a consolidated basis, or (B) any material adjustments would be required to be made to the audited financial statements for the period ended December 31, 1995 in order for them to be in conformity with generally accepted accounting principles applied on a consistent basis with that of prior periods.

                  (c) SBI shall have received an opinion or opinions dated as of the Effective Date, from Ballard Spahr Andrews & Ingersoll, in a form reasonably acceptable to SBI.

                  (d) There shall not have occurred any change in the financial condition, properties, assets, business or results of operation of AI or ENB which, individually or in the aggregate, has had or might reasonably be expected to result in a Material Adverse Effect on AI or ENB other than such changes resulting from (i) changes in banking laws or regulations, or (ii) changes in generally accepted accounting principles, or interpretations thereof, that affect the banking industry.

                  (e) SBI shall have received from each of the persons identified by AI pursuant to Section 4.2 hereof an executed counterpart of an affiliate's agreement in the form contemplated by such Section.

                  (f) Prior to Closing, all issued and outstanding options, warrants or rights to acquire AI Common Stock or any capital stock of ENB ("ENB Common Stock") shall have been cancelled, and no compensation or other rights will be payable or exchangeable in the Merger and Bank Acquisition in respect of any such rights which remain unexercised at the Effective Time.

                  SECTION 5.3 Conditions to the Obligations of AI and ENB. The obligations of AI to effect the Merger and Bank Acquisition shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

                  (a) Each of the representations, warranties and covenants of SBI contained in this Agreement shall be true and correct in all material respects on the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); SBI shall have performed each of its covenants and agreements, which are material to its operations and prospects, contained in this Agreement; and AI shall have received certificates signed by the President or Vice President and Secretary, as well as the Chief Financial Officer of SBI, dated the Effective Date, to the foregoing effect.

                  (b) AI shall have received an opinion dated as of the Effective Date, from Morgan, Lewis & Bockius LLP, Harrisburg, Pennsylvania, counsel to SBI and SBI Merger Sub, in a form reasonably acceptable to AI.

                  (c) There shall not have occurred any change in the financial condition, properties, assets, business or results of operation of SBI which, individually or in the aggregate, has had or might reasonably be expected to result in a Material Adverse Effect on SBI.

                  (d) AI shall have received an updated opinion from Janney Montgomery Scott Inc., dated as of a date no later than the date of the Proxy Statement/Prospectus mailed to the AI shareholders in connection with the Merger and not subsequently withdrawn, to the effect that the Merger Consideration is fair to AI's shareholders from a financial point of view.

                  (e) The shares of SBI Common Stock to be issued in the Merger shall have been authorized to be listed for quotation on The Nasdaq Stock Market.

                  (f) A certificate for the required number of whole shares of the SBI Common Stock, as determined in accordance with Section 1.2 and Schedule 1.2, and cash payable for the fractional shares interests shall have been delivered to Farmers First Bank, as Exchange Agent.

                             ARTICLE VI. TERMINATION

                  SECTION 6.1 Termination. This Agreement may be terminated, and the Merger and the Bank Acquisition abandoned, prior to the Effective Date, either before or after its approval by the shareholders of SBI and AI:

                  (a) by the mutual, written consent of AI and SBI if the board of directors of each so determines by a vote of a majority of the members of the entire board;

                  (b) by AI if (i) by written notice to SBI that there has been a material breach by SBI of any representation, warranty, covenant or agreement contained herein and such breach is not cured or not curable within thirty (30) days after written notice of such breach is given to SBI by AI, (ii) by written notice to SBI that any condition precedent to AI's obligations as set forth in
Article V of this Agreement has not been met or waived by AI at such time as such condition can no longer be satisfied, (iii) the Board of Directors of AI fails to make, withdraws or modifies or changes the favorable recommendation described at Section 4.2 or (iv) the Board of Directors of AI recommends to the stockholders of AI that an Acquisition Proposal is likely to be more favorable, from a financial point of view, to the stockholders of AI than the Merger;

                  (c) by SBI by written notice to the other parties, in the event (i) of a material breach by AI or ENB of any representation, warranty, covenant or agreement contained herein and such breach is not cured or not curable within thirty (30) days after written notice of such breach is given to AI by SBI or (ii) any condition precedent to SBI's obligations as set forth in
Article V of this Agreement has not been met or waived by SBI at such time as such condition can no longer be satisfied;

                  (d) by AI, whether before or after approval of the Merger by the AI stockholders, by giving written notice of such election to SBI within two
(2) business days following a determination that the Average Closing Price Per Share of SBI Common Stock Before Closing is less than $25.00 per share (subject to adjustment in accordance with Section 1.2(c) herein) at the time such calculation is required to be made pursuant to Schedule 1.2 hereof.

                  (e) by SBI, whether before or after approval of the Merger by the SBI shareholders, if it chooses to give written notice of the election described in Schedule 1.2 to AI, but if at all, within two (2) business days following a determination that the Average Closing Price Per Share of SBI Common Stock Before Closing is greater than $31.00 per share (subject to adjustment in accordance with Section 1.2(c) herein at the time such calculation is required to be made pursuant to Schedule 1.2 hereof.

                  (f) by SBI or AI by written notice to the other, in the event that the Merger and Bank Acquisition are not consummated by March 31, 1997, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; provided, however, that such date may be extended by the written agreement of the parties hereto.

                  SECTION 6.2 Effect of Termination. In the event of the termination of this Agreement, as provided above, this Agreement shall thereafter become void and have no effect, except that the provisions of Sections 3.1(p) and 3.2(n) (Fees), 4.4 (relating to confidentiality and return of documents), 4.8 (Publicity) and 6.3 and 7.7 (Expenses) of this Agreement shall survive any such termination and abandonment.

                  SECTION 6.3 Expenses. Any termination of this Agreement pursuant to Section 6.1(a) hereof shall be without cost, expense or liability on the part of any party to the others. Subject to the provisions of the following paragraph, any termination of this Agreement pursuant to Section 6.1(b)(i), (ii) or (iii) or 6.1(c) hereof shall also be without cost, liability or expense on the part of any party to the others, unless the breach of a representation or warranty or covenant is caused by the willful conduct or gross negligence of a party, in which event said party shall be liable to the other parties for all out-of-pocket costs and expenses, including without limitation, reasonable legal, accounting and investment banking fees and expenses, incurred by such other party in connection with their entering into this Agreement and their carrying out of any and all acts contemplated hereunder ("Expenses").

                  So long as SBI shall not have breached its obligations hereunder, if this Agreement is terminated by AI pursuant to clause (iv) of
Section 6.1(b) hereof or if the Board of Directors of AI fails to make, withdraws or modifies or changes the favorable recommendation described at
Section 4.2 on a basis other than a material adverse change in SBI, AI shall promptly, but in no event later than two (2) business days after such termination, pay SBI a fee of $500,000 which amount shall be payable by wire transfer of same day funds. If AI fails to promptly pay the amount due pursuant to this Section 6.3, and, in order to obtain such payment, SBI commences a suit which results in a judgment against AI for all or a substantial portion of the fee set forth in this Section 6.3, AI shall pay to SBI its costs and expenses (including reasonable attorneys' fees) in connection with such suit.

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                           ARTICLE VII. OTHER MATTERS

                  SECTION 7.1 Certain Definitions; Interpretation. As used in this Agreement, the following terms shall have the meanings indicated:

                  "knowledge," with respect to a person, means actual knowledge without independent investigation beyond such investigation as would be appropriate to such person's office and position, and as to a person which is a corporation, means the knowledge of such person's senior management.

                  "material" means material to the party in question (as the case may be) and its respective subsidiaries, taken as a whole.

                  "Material Adverse Effect," with respect to a person, means any condition, event, change or occurrence that has or results in a material adverse effect upon (A) the financial condition, properties, assets, business or results of operations of such person and its subsidiaries, taken as a whole, or (B) the ability of such person to perform its obligations under, and to consummate the transactions contemplated by, this Agreement. In the case of ENB, receipt of a CAMEL rating in connection with a safety and soundness examination which is lower than the rating given to ENB in connection with the safety and soundness examination most recently reported prior to the date of this Agreement shall be deemed to have a "Material Adverse Effect" on ENB.

                  "person" includes an individual, corporation, partnership, association, trust or unincorporated organization.

                  "senior management" of a person which is a corporation means such person's executive officers.

                  "subsidiary," with respect to a person, means any other person controlled by such person.

When a reference is made in this Agreement to Sections, Annexes or Schedules, such reference shall be to a Section of, or Annex or Schedule to, this Agreement unless otherwise indicated. The table of contents, tie sheet and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation". Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

                  SECTION 7.2 Survival. The representations, warranties and agreements of the parties set forth in this Agreement shall not survive the Effective Time, and shall be terminated and extinguished at the Effective Time, and from and after the Effective Time none of the parties hereto shall have any liability to the other on account of any breach or failure of any of those representations, warranties and agreement; provided, however, that the foregoing clause shall not (i) apply to agreements of the parties which by their terms are intended to be performed either in whole or in part after the Effective Time, and (ii) shall not relieve any person of liability for fraud, deception or intentional misrepresentation.

                  SECTION 7.3 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and, other than the right to receive the consideration payable in the Merger pursuant to Article I hereof, is not intended to and shall not confer upon

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



any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                  SECTION 7.4 Waiver and Amendment. Prior to the Effective Time, any provision of this Agreement may be: (i) waived by the party benefitted by the provision; or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective boards of directors, except that no amendment or waiver may be made that would change the form or the amount of the Merger Consideration or otherwise have the effect of prejudicing the AI shareholders' interest in the Merger Consideration following the AI Meeting.

                  SECTION 7.5 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

                  SECTION 7.6 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania, or, to the extent it may control, federal law, without reference to the choice of law principles thereof.

                  SECTION 7.7 Expenses. Subject to the provisions of Section 6.3 hereof, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions described herein; provided, however, that all filing and other fees (other than federal and state income taxes) required to be paid to any governmental agency or authority in connection with the consummation of the transactions described herein shall be paid by SBI.

                  SECTION 7.8 Notices. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

                  If to AI, to:

                           Atcorp, Inc.
                           Sagemore Corporate Center
                           Route 73 and Marlton Parkway
                           Marlton, NJ  08053
                           Attention:  Marc L. Reitzes

                           With copies to:

                                    Ballard Spahr Andrews & Ingersoll
                                    1735 Market Street
                                    51st Floor
                                    Philadelphia, PA  17103-7599
                                    Attention:  Justin P. Klein, Esquire

                  If to ENB, to:

                           Equity National Bank
                           Sagemore Corporate Center
                           Route 73 and Marlton Parkway
                           Marlton, NJ  08053
                           Attention:  Marc L. Reitzes

                           With copies to:

                                    Ballard Spahr Andrews & Ingersoll
                                    1735 Market Street
                                    51st Floor
                                    Philadelphia, PA  17103-7599
                                    Attention:  Justin P. Klein, Esquire

                  If to SBI, to:

                           Susquehanna Bancshares, Inc.
                           26 North Cedar Street
                           Lititz, PA  17543
                           Attention:  Robert S. Bolinger, President
                                       and Chief Executive Officer

                           With copies to:

                                    Morgan, Lewis & Bockius LLP
                                    One Commerce Square
                                    417 Walnut Street
                                    Harrisburg, PA  17101-1904
                                    Attention:  Charles L. O'Brien, Esquire
                                                and Wendy L. Holden, Esquire

                  If to SBI Merger Sub, to:

                           Susquehanna Bancshares East, Inc.
                           c/o Susquehanna Bancshares, Inc.
                           26 North Cedar Street
                           Lititz, PA  17543
                           Attention:  Robert S. Bolinger, President
                                       and Chief Executive Officer

                           With copies to:

                                    Morgan, Lewis & Bockius LLP
                                    One Commerce Square
                                    417 Walnut Street
                                    Harrisburg, PA  17101-1904
                                    Attention:  Charles L. O'Brien, Esquire
                                                and Wendy L. Holden, Esquire

                  SECTION 7.9 Entire Agreement; Etc. This Agreement, together with such other agreements as are executed by the parties in connection herewith, on the date hereof, represent the entire understanding of the parties hereto with reference to the transactions described herein and supersede any and all other oral or written agreements heretofore made, including, without limitation, the Confidentiality Agreement. All terms and provisions of this Agreement, together with such other agreements as are executed by the parties in connection herewith, on the date hereof, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly provided.

                  IN WITNESS WHEREOF, the parties hereto have caused this Plan to be executed by their duly authorized officers as of the day and year first above written.

                                  SUSQUEHANNA BANCSHARES, INC.

                                  By:  /s/ Robert S. Bolinger
                                       ---------------------------
                                     Title:  President and CEO

                                  SUSQUEHANNA BANCSHARES EAST, INC.

                                  By:  /s/ Wendy L. Holden
                                       ---------------------------
                                     Title:  Incorporator

                                  ATCORP, INC.

                                  By:  /s/ Marc Reitzes
                                       ---------------------------
                                     Title:  Chairman and CEO

                                  EQUITY NATIONAL BANK

                                  By:  /s/ Marc Reitzes
                                       ---------------------------
                                     Title:  Chairman and CEO

                                  SCHEDULE 1.2

                               Exchange Provisions

                  So long as the Average Price Per Share of SBI Common Stock Before Closing is between $25.00 and $31.00, then, 771,750 shares of SBI Common Stock shall be exchanged for all of the outstanding AI Common Stock. In the event the date set forth in Section 7.1(f) is extended beyond the record date set for SBI's second quarterly dividend for 1997 and if the Effective Time has not occurred prior to or on such record date (for SBI's second quarterly dividend of 1997), then AI shall receive 776,750 shares of SBI Common Stock rather than 771,750 shares of SBI Common Stock.

                  The Average Price Per Share of SBI Common Stock Before Closing shall be determined by adding the price at which SBI Common Stock is reported to have closed by The Nasdaq Stock Market (or if SBI Common Stock is not quoted on The Nasdaq Stock Market then as reported by a recognized source as to the principal trading market on which such shares are traded) over the period of ten business days ending on the second business day preceding the date set for Closing, pursuant to Section 1.1(b) hereof, and dividing such total by 10 (such Average Price Per Share Before Closing is also referred to as the "Average Closing Price").

                  The Exchange Ratio will be determined by dividing the total number of shares of SBI Common Stock to be issued as provided above (subject to adjustment in accordance with Section 1.2(c) hereof), by the total number of shares of AI Common Stock outstanding on the Effective Date.

                  AI shall have the right to terminate this Agreement, in accordance with Section 6.1(d), if the Average Price Per Share of SBI Common Stock Before Closing is less than $25.00 (subject to adjustment in accordance with Section 1.2(c) herein). SBI shall have the right to terminate this Agreement, in accordance with Section 6.1(e), if the Average Price Per Share of SBI Common Stock Before Closing is greater than $31.00 (subject to adjustment in accordance with Section 1.2(c) herein); provided, however, if such price is greater than $31.00 (subject to adjustment in accordance with Section 1.2(c) herein) and SBI does not exercise its termination right pursuant to Section 6.1(e), then all of the shares of AI shall be exchanged for the number of shares of SBI Common Stock as though the Average Price Per Share of SBI Common Stock Before Closing had been $31.00.